FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RESULTS FOR THE THIRD QUARTER OF FISCAL 2008

DAYTONA BEACH, Fla. - October 9, 2008 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported results for the three and nine months ended August 31, 2008.

"We are pleased with our overall results for the third quarter when considering the impact of the continued economic slow-down on attendance‑related revenues for our events," said ISC President Lesa France Kennedy. "On a comparable events basis, which excludes the results of Auto Club Speedway's fall NASCAR race weekend that is typically hosted in our fiscal fourth quarter, we posted year‑over‑year total revenues that were down slightly. In addition, our bottom line results benefited from our ongoing cost containment initiatives, with a particular focus on reducing general and administrative expenses."

Ms. France Kennedy continued, "Supporting our near and long‑term prospects is a core base of millions of NASCAR fans that are fiercely brand-loyal, which also continue to attract corporate marketing partners. While the economy is clearly having an impact on fan's discretionary spending, they remain very avid and continue to attend live events. These factors, combined with ISC's collection of assets including premier events in key markets, place our company in a unique position for long‑term growth while mitigating the issues of the current market environment."

Third Quarter Comparison

Total revenues for the third quarter were $213.2 million, compared to revenues of $195.6 million in the prior‑year period. Operating income increased to $61.0 million during the period compared to $48.2 million in the third quarter of fiscal 2007.

Quarter‑over‑quarter comparability was impacted by:

  The NASCAR Sprint Cup and Nationwide series race weekend at Auto Club Speedway conducted in the third quarter of 2008 as compared to the fourth quarter of 2007.
  An IndyCar® Series weekend held at Michigan International Speedway in the third quarter of 2007 that was discontinued after the 2007 race season.
  Accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, in the third quarter of 2008 for certain office and related buildings in Daytona Beach associated with the Company's previously announced Daytona Live! project. The 2007 third quarter included accelerated depreciation charges of $6.9 million, or $0.08 per diluted share after tax.
  The 2007 third quarter write‑down by Motorsports Authentics ("MA") of certain inventory and related assets, which was included in ISC's equity losses. ISC's 50 percent portion of the loss was $12.4 million, or $0.24 per diluted share after tax.
  The 2007 third quarter recognition of $1.6 million, or $0.03 per diluted share after tax, in deferred income tax expense attributable to enactment of an income‑based tax system in the state of Michigan.
  The 2008 third quarter recognition of a tax benefit of $3.5 million, or $0.07 per diluted share after tax, associated with certain restructuring initiatives.

Net income for the third quarter of 2008 increased to $38.8 million, or $0.79 per diluted share, compared to net income of $9.5 million, or $0.18 per diluted share, in the prior year's third quarter. Excluding discontinued operations and the aforementioned accelerated depreciation and the recognition of a tax benefit, non‑GAAP (defined below) net income for the third quarter of 2008 was $35.7 million, or $0.73 per diluted share. This is compared to non‑GAAP net income for the third quarter of 2007 of $27.9 million, or $0.53 per diluted share.

Year‑to‑Date Comparison

For the nine months ended August 31, 2008, total revenues were $582.0 million, compared to $561.4 million in 2007. Operating income for the nine month period was $170.9 million compared to $149.0 million in the prior year.

Year‑over‑year comparability was impacted by:

  The aforementioned timing of Auto Club's fall NASCAR weekend and Michigan's IndyCar series weekend, which was discontinued after 2007.
  Accelerated depreciation charges in 2008 of $1.6 million, or $0.02 per diluted share after tax, associated with the previously discussed Daytona Live! project. Results for the nine months ended August 31, 2007, included accelerated depreciation charges of $14.2 million, or $0.17 per diluted share after tax.
  The previously discussed tax benefit of $3.5 million, or $0.07 per diluted share after tax, recognized in the third quarter of 2008.
  A 2008 first quarter non‑cash charge of $3.8 million, or $0.08 per diluted share after tax, to correct the carrying value of certain other assets as of November 30, 2007.
  2008 impairment charges of $1.9 million, or $0.02 per diluted share after tax, associated with the previously discussed fill removal costs on Staten Island and net book value of certain assets retired from service. Results for the nine months ended August 31, 2007, included an impairment charge of $9.2 million, or $0.11 per diluted share after tax related to the Company's decision to discontinue speedway development efforts in Kitsap County, Washington, and, to a lesser extent, estimated costs for fill removal on the Company's Staten Island property.
  The aforementioned 2007 third quarter write‑down by MA of certain inventory and related assets, which was included in ISC's equity losses and equated to $12.4 million, or $0.24 per diluted share after tax.
  The previously discussed 2007 third quarter recognition of $1.6 million, or $0.03 per diluted share after tax, in deferred income tax expense attributable to enactment of an income‑based tax system in the state of Michigan.

Net income for the nine months ended August 31, 2008, was $101.0 million, or $2.02 per diluted share, compared to $63.7 million, or $1.20 per diluted share in 2007. Excluding discontinued operations and the aforementioned accelerated depreciation, the recognition of a tax benefit. the correction of certain other assets' carrying value amounts, and certain impairment and related charges, non‑GAAP (defined below) net income for the nine months ended August 31, 2008, was $103.5 million, or $2.07 per diluted share. This is compared to non‑GAAP net income for the first nine months of 2007 of $92.4 million, or $1.75 per diluted share.

GAAP to Non‑GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non‑GAAP"), and is reconciled to comparable information presented using GAAP. Non‑GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The 2007 adjustment relates to: additional depreciation associated with building structures in the Company's office complex in Daytona Beach; impairment charges associated with ISC's decision to discontinue speedway development efforts in Kitsap County, Washington, and, to a lesser extent, fill removal costs on the Company's Staten Island property; increased deferred income tax expense related to the change in Michigan state tax laws; and, the write‑down of certain inventory and related assets at MA.

The adjustments for 2008 relate to: accelerated depreciation for certain office and related buildings in Daytona Beach; the impairment of long‑lived assets associated with the fill removal process on the Staten Island property and the net book value of certain assets retired from service; a tax benefit associated with certain restructuring initiatives; and, a non‑cash charge to correct the carrying value of certain other assets.

The Company believes such non‑GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations. This non‑GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2007	August 31, 2008	August 31, 2007	August 31, 2008

Net income	$9,517	$38,791	$63,726	$100,974
Net loss from discontinued operations, net of tax	30	51	56	118

Income from continuing operations	9,547	38,842	63,782	101,092

Adjustments, net of tax:
Additional depreciation	4,262	320	8,689	960
Impairment of long-lived assets	69	20	5,937	1,175
Inventory-related write down of equity investment	12,414	—	12,414	—
Tax benefit associated with restructuring initiatives	—	(3,477)	—	(3,477)
Michigan income tax	1,595	—	1,595	—
Correction of certain other assets’ carrying value	—	—	—	3,758

Non-GAAP net income	$27,887	$35,705	$92,417	$103,508

Per share data:
Diluted earnings per share	$0.18	$0.79	$1.20	$2.02
Net loss from discontinued operations, net of tax	—	—	—	—

Income from continuing operations	0.18	0.79	1.20	2.02

Adjustments, net of tax:
Additional depreciation	0.08	0.01	0.17	0.02
Impairment of long-lived assets	—	—	0.11	0.02
Inventory-related write down of equity investment	0.24	—	0.24	—
Tax benefit associated with restructuring initiatives	—	(0.07)	—	(0.07)
Michigan income tax	0.03	—	0.03	—
Correction of certain other assets’ carrying value	—	—	—	0.08

Non-GAAP diluted earnings per share	$0.53	$0.73	$1.75	$2.07

2008 Third Quarter Highlights

An overview of the significant major event weekends held in the third quarter of 2008 includes:

  Watkins Glen International hosted a successful weekend of sports car racing in June, highlighted by the fourth Grand Am Rolex Series Daytona Prototype victory of the season for Scott Pruett and Memo Rojas in the 27th running of the Sahlen's Six Hours of The Glen.
  Michigan International Speedway hosted the NASCAR Sprint Cup, NASCAR Craftsman Truck and ARCA RE/MAX series in mid‑June. Fans were treated to a full weekend of racing that culminated with fan‑favorite Dale Earnhardt Jr. winning the Sprint Cup LifeLock 400.
  Richmond International Raceway held a successful weekend of IndyCar Series racing highlighted by a record crowd for the SunTrust Indy Challenge.
  Daytona International Speedway hosted a Sprint Cup, Nationwide and Grand‑Am racing weekend, highlighted by a thrilling green‑white‑checkered finish in the Coke Zero 400 Powered by Coca‑Cola that resulted in Kyle Busch's first Sprint Cup victory at the historic facility.
  Watkins Glen hosted an exciting weekend of open wheel racing, which featured increased attendance for the Camping World Grand Prix at The Glen and Ryan Hunter‑Reay's first IndyCar Series victory.
  Chicagoland Speedway sold out its season tickets for the 2008 racing season as it prepared for the first‑ever night races at the facility. Kyle Busch won both the NASCAR Nationwide Dollar General 300 Powered by Coca‑Cola and the NASCAR Sprint Cup LifeLock.com 400.
  ISC, with its partner Group Motorisé International, hosted a successful weekend of exciting NASCAR stock and Grand Am sports car racing at the historic Circuit Gilles Villeneuve in Montreal, Canada. Ron Fellows captured the victory in a rain‑shortened Nationwide Auto Parts 200 presented by Dodge over fellow Canadian Patrick Carpentier.
  Watkins Glen hosted a weekend of Sprint Cup, Nationwide and Grand‑Am racing, anchored by the Centurion Boats at The Glen. Kyle Busch scored his eighth win of the Sprint Cup season and became the first driver in NASCAR history to win three road course events in a season.
  At Michigan, Carl Edwards captured a rare weekend sweep with victories in NASCAR's Sprint Cup 3M Performance 400 presented by Bondo and Nationwide CARFAX 250.
  Auto Club Speedway hosted a weekend of NASCAR Sprint Cup and Nationwide Series racing highlighted by Jimmie Johnson winning the Pepsi 500 and becoming only the second driver to win three Sprint Cup races at the speedway.

Fourth Quarter Events

To date in the fiscal fourth quarter:

  In spite of Tropical Storm Hanna, the field for the Chase for the Sprint Cup Championship was set at Richmond with another highly‑competitive Chevy Rock and Roll 400. Jimmie Johnson won the Cup race and Carl Edwards secured victory in the NASCAR Nationwide Series Emerson Radio 250.
  Chicagoland played host to premier open‑wheel season‑finales with Scott Dixon winning his second IndyCar Series Championship. The weekend also featured the season‑ending Firestone Indy Lights event as well as an exciting ARCA RE/MAX Series stock car race.
  Kansas Speedway hosted a NASCAR Sprint Cup and Nationwide series weekend highlighted by Jimmie Johnson winning his fifth Sprint Cup race of the year in the Camping World RV 400.
  Talladega Superspeedway hosted a successful weekend of Sprint Cup, Craftsman Truck and ARCA RE/MAX events highlighted by Tony Stewart picking up his first career Sprint Cup victory at NASCAR's most competitive track. The anchor event featured 28 different leaders, a record for the Sprint Cup series race, and no driver held the lead for more than 20 consecutive laps.

For the remainder of the fourth quarter, ISC will host a Sprint Cup and Craftsman Truck series weekend at Martinsville Speedway, and a NASCAR triple‑header weekend at Phoenix International Raceway. Finally, Homestead‑Miami Speedway will host the Ford Championship Weekend, where season champions will be crowned for all three of NASCAR's national touring series.

While the Company has begun to experience a slowdown in corporate spending for hospitality, ISC has sold all of its 2008 event entitlements and continues to anticipate year‑over‑year growth in sponsorship revenue for the full year. And, while the Company enjoys significant visibility in corporate marketing partner revenue as the majority of agreements are for multiple years, ISC continues to evaluate the potential impact of the economy on corporate marketing programs for 2009. It is important to note, however, that entitlements have been secured for more than 75 percent of its 2009 schedule of major events.

"We are off to a good start for 2009 with agreements in place for a substantial portion of our marketing partnership inventory, ," added Ms. France Kennedy. "And, while the process of securing deals has become more time consuming, we continue to have discussions with partners attracted by our unique array of marketing assets that allow us to tailor marketing programs to their specific business needs."

Another bright sport for the Company is the continued successful turnaround at MA, the Company's motorsports‑related merchandise 50/50 joint venture with Speedway Motorsports. The Company remains optimistic about MA's multi‑faceted turnaround plan designed to grow top line revenue while controlling expenses. The results for the first three quarters of 2008 are encouraging, but with the main sales cycle for MA being in the first half of the year, ISC projects MA to contribute between $2.0 and $3.0 million in equity income to ISC for the 2008 full year.

For 2009, the Company expects MA will face a more difficult sales climate due to economic conditions. And, unlike in 2008 with Dale Earnhardt Jr's move to Hendrick Motorsports, it is not expected to benefit materially from driver or team changes. MA also benefited in 2008 from significant merchandise sales surrounding the historic 50th running of the Daytona 500. There is not a significant milestone event for 2009 that is expected to have a similar impact on sales. With all of these factors combined, ISC does not currently expect that MA will post financial results in 2009 that are as strong as 2008.

External Growth and Related Initiatives

On September 19, 2008, the Kansas Lottery Gaming Facility Review Board ("Review Board") awarded ISC and The Cordish Company's ("Cordish") Hard Rock Hotel & Casino proposal the casino management contract for Wyandotte County, Kansas. The 50/50 joint venture will build a 1.5 million‑square‑foot, gaming and entertainment destination on property adjacent to Kansas Speedway. The development will include a 300‑room luxury hotel; a state‑of‑the‑art casino with 3,000 slot machines and 140 gaming tables; 275,000 square‑feet of destination retail, dining and entertainment including a live music venue; first‑class resort amenities; and extensive meeting and convention facilities. The joint venture is finalizing its casino management contract with the Kansas Racing and Gaming Commission, which includes completing the technical licensure process.

The project is expected to cost approximately $705 million to construct and is scheduled for completion in 2011. Depending upon market conditions, the joint venture anticipates contributing between 20 and 40 percent in equity. The remaining portion is expected to be funded by non‑recourse, secured debt financing, and will not be required until the second half of 2009 under any scenario.

During construction of the hotel and casino entertainment development, the joint venture will operate an initial phase casino with approximately 2,000 slot machines and 75 gaming tables. The estimated construction cost for the initial phase casino is between $80 million and $90 million, with construction beginning in January or February and opening in late 2009. ISC's 50 percent cash contribution to construct the initial phase casino will be between $40 million and $45 million, and will be part of its total equity outlay for the project.

Included in the joint venture's proposal was ISC's commitment to petition NASCAR to realign a second Sprint Cup Series race to Kansas Speedway by no later than 2011. The source of the race, which will come from one of ISC's other facilities, has not been determined.

The Daytona Live! project, the mixed‑use entertainment destination development that ISC is pursuing in a 50/50 joint venture with Cordish, is moving forward as expected. The eight‑story office building that will serve as ISC, NASCAR and Grand‑Am's corporate headquarters is currently under construction with completion expected for late in the fourth quarter of 2009.

The joint venture has financed the construction of its new headquarters with a $51.3 million loan that matures 25 years after the completion of the headquarters building with an interest rate of 6.25 percent. The loan is non-recourse and is secured by ISC's lease payments to the joint venture. In accordance with FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities," the Company determined that the Daytona Live! headquarters building is a variable interest entity for which it is considered to be the primary beneficiary. As the primary beneficiary, ISC has consolidated this entity in its financial statements as of August 31, 2008.

The retail, dining and entertainment portion of Daytona Live! is being actively marketed by Cordish. It is early in the process, but the Company remains encouraged by the discussions Cordish is having with potential tenants. As previously announced, Cobb Theaters has committed to 65,000 square feet for its state‑of‑the‑art theater that is currently under design.

On Staten Island, ISC continues to have discussions with interested buyers for the 676 acre parcel, and remains hopeful that a transaction will occur in 2009. The Company expects to cease all site‑work by the end of the 2008 fiscal year. As a result, ISC does not expect to capitalize any interest expense in 2009 relating to the Staten Island property. For the full year of 2008, the Company anticipates capitalizing approximately $4 million of interest expense related to its Staten Island efforts.

Share Repurchase Program

In the 2008 third quarter, ISC purchased approximately 743,000 shares of its Class A Common Stock for $29.5 million. From initiation of the program in December 2006 through August 2008, the Company purchased a total of 4.5 million shares for $200.5 million, leaving $49.5 million in remaining capacity on its $250 million authorization as of August 31, 2008. ISC continues to believe its capital allocation strategy reflects a balanced approach that enhances shareholder value and further positions the Company for long‑term success.

Outlook

Given the challenging macro‑economic environment and its impact on consumer and corporate spending trends, the Company has re‑evaluated its revenue and earnings per share expectations for 2008 and 2009.

The Company now expects full year total revenues to range between $780 million and $785 million for fiscal 2008. In addition, ISC anticipates full year non‑GAAP earnings for 2008 of between $2.80 and $2.85 per diluted share.

ISC expects non‑GAAP earnings before interest, taxes, depreciation and amortization ("EBITDA")1 margins, operating margins, and effective income tax rates for the 2008 full year to range as follows:

Year
Ending
11/30/2008
EBITDA margin	38% - 39%
Operating margin	30% - 31%
Effective tax rate	38% - 39%

1.        EBITDA is a non‑GAAP financial measure used by the Company as an important indicator of its operating margin.

For 2009, given the current economic backdrop and with indications that a broad‑based recovery may not occur until well into the year, the Company, in its initial stages of budgeting, expects total revenue could be down as much as three to four percent compared to its revised 2008 full year guidance. And while ISC expects to keep its 2009 controllable event and administrative expenses flat with 2008, there are a number of factors that will contribute to earnings per share results that could be five to 10 percent lower than the Company's revised 2008 full year guidance. These factors are primarily associated with: lower capitalized interest for Staten Island; a materially higher interest rate associated with refinancing $150 million of 4.2 percent Senior Notes due in April 2009; and, the current anticipation of lower equity income from MA as compared to 2008.

Ms. France Kennedy concluded, "I would like to reiterate that despite the current economic challenges, our core business remains sound. NASCAR is a leading sports property, boasting a base of 75 million fans. It remains the second highest rated sport on television and leads all major sports properties in sponsor satisfaction. Supported by a strong balance sheet and significant cash flow and earnings visibility, ISC is in a great position to capitalize on NASCAR's continued success. We remain focused on our strategic initiatives designed to leverage our assets and expertise to drive consumer and corporate interest for our events. Supporting these efforts will be continued reinvestments at our existing facilities in amenities and enhancements to improve the fan experience, as well as the exploration of additional opportunities to grow our business through complementary developments designed to unlock the tremendous value of our assets."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694‑4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 65106031. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available two hours after the end of the call through midnight Thursday, October 16, 2008. To access, dial toll free (800) 642‑1687 and enter the code 65106031, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports‑related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead‑Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN® Radio, the nation's largest independent sport radio network; the Daytona 500 ExperienceSM, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports‑related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports‑related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward‑looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward‑looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward‑looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10‑K and subsequent 10‑Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward‑looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2007	August 31, 2008	August 31, 2007	August 31, 2008

			(Unaudited)
REVENUES:
Admissions, net	$62,970	$62,697	$175,518	$172,242
Motorsports related	112,954	129,572	322,453	343,657
Food, beverage and merchandise	17,663	18,393	57,028	58,821
Other	1,978	2,546	6,380	7,284

	195,565	213,208	561,379	582,004

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	35,067	44,076	101,341	111,857
Motorsports related	46,364	50,888	115,244	124,912
Food, beverage and merchandise	10,605	11,670	33,506	36,201
General and administrative	31,383	27,651	90,127	83,631
Depreciation and amortization	23,825	17,865	62,973	52,618
Impairment of long-lived assets	108	33	9,184	1,914

	147,352	152,183	412,375	411,133

Operating income	48,213	61,025	149,004	170,871
Interest income and other	1,402	398	3,699	(2,278)
Interest expense	(4,041)	(4,012)	(11,781)	(10,899)
Equity in net (loss) income from equity investments	(17,145)	(140)	(21,756)	4,614
Minority interest	—	130	—	130

Income from continuing operations before income taxes	28,429	57,401	119,166	162,438
Income taxes	18,882	18,559	55,384	61,346

Income from continuing operations	9,547	38,842	63,782	101,092
Loss from discontinued operations, net of income tax benefits	(30)	(51)	(56)	(118)

Net income	$9,517	$38,791	$63,726	$100,974

Basic earnings per share:
Income from continuing operations	$0.18	$0.79	$1.21	$2.02
Loss from discontinued operations	—	—	—	—

Net income	$0.18	$0.79	$1.21	$2.02

Diluted earnings per share:
Income from continuing operations	$0.18	$0.79	$1.20	$2.02
Loss from discontinued operations	—	—	—	—

Net income	$0.18	$0.79	$1.20	$2.02

Dividends per share	$—	$—	$0.10	$0.12

Basic weighted average shares outstanding	52,473,146	49,035,405	52,791,267	49,929,943

Diluted weighted average shares outstanding	52,583,820	49,123,363	52,905,851	50,025,969

Consolidated Balance Sheets
(In Thousands)

	November 30, 2007	August 31, 2008

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$57,316	$51,610
Short-term investments	39,250	200
Restricted cash	—	3,206
Receivables, less allowance of $1,200 in 2007 and 2008, respectively	46,860	60,685
Inventories	4,508	5,454
Deferred income taxes	1,345	5,155
Prepaid expenses and other current assets	10,547	23,342

Total Current Assets	159,826	149,652

Property and Equipment, net of accumulated depreciation of $410,192 and $456,479, respectively	1,303,178	1,323,773
Other Assets:
Long-term restricted cash and investments	—	43,379
Equity investments	76,839	80,983
Intangible assets, net	178,984	178,876
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	117,936
Other	26,563	34,675

	519,113	574,640

Total Assets	$1,982,117	$2,048,065

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,538	$152,875
Accounts payable	37,508	27,270
Deferred income	128,631	151,700
Income taxes payable	22,179	7,884
Other current liabilities	21,447	23,904

Total Current Liabilities	212,303	363,633

Long-Term Debt	375,009	273,381
Deferred Income Taxes	214,109	92,914
Long-Term Tax Liabilities	—	160,884
Long-Term Deferred Income	15,531	14,890
Other Long-Term Liabilities	6,077	9,338
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 30,010,422 and 27,385,472 issued and outstanding in 2007 and 2008, respectively	300	274
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 21,593,025 and 21,344,727 issued and outstanding in 2007 and 2008, respectively	216	213
Additional paid-in capital	621,528	503,784
Retained earnings	537,044	631,978
Accumulated other comprehensive loss	—	(3,224)

Total Shareholders’ Equity	1,159,088	1,133,025

Total Liabilities and Shareholders’ Equity	$1,982,117	$2,048,065

Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2007	August 31, 2008

	(Unaudited)
OPERATING ACTIVITIES
Net income	$63,726	$100,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,973	52,618
Minority interest	—	(130)
Stock-based compensation	3,233	2,291
Amortization of financing costs	388	387
Deferred income taxes	16,004	15,845
Loss (income) from equity investments	21,756	(4,614)
Excess tax benefits relating to stock-based compensation	(169)	(7)
Impairment of long-lived assets, non-cash	6,143	308
Other, net	1,314	3,826
Changes in operating assets and liabilities:
Receivables, net	(3,315)	(13,825)
Inventories, prepaid expenses and other assets	(28,737)	(13,540)
Deposits with Internal Revenue Service	(7,123)	—
Accounts payable and other liabilities	9,465	5,090
Deferred income	58,515	22,428
Income taxes	(2,576)	5,638

Net cash provided by operating activities	201,597	177,289

INVESTING ACTIVITIES
Capital expenditures	(70,439)	(87,422)
Acquisition of business, net of cash acquired	(87,111)	—
Proceeds from affiliate	67	4,700
Advance to affiliate	—	(16,572)
Increase in restricted cash	—	(46,585)
Proceeds from short-term investments	105,120	41,500
Purchases of short-term investments	(66,370)	(2,450)
Purchases of equity investments	—	(81)
Other, net	58	850

Net cash used in investing activities	(118,675)	(106,060)

FINANCING ACTIVITIES
Proceeds under credit facility	65,000	20,000
Payments under credit facility	(65,000)	(20,000)
Proceeds of long-term debt	—	51,300
Payment of long-term debt	(29,311)	(2,369)
Exercise of Class A common stock options	357	—
Cash dividends paid	(5,292)	(5,960)
Excess tax benefits relating to stock-based compensation	169	7
Reacquisition of previously issued common stock	(51,517)	(119,913)

Net cash used in financing activities	(85,594)	(76,935)

Net decrease in cash and cash equivalents	(2,672)	(5,706)
Cash and cash equivalents at beginning of period	59,681	57,316

Cash and cash equivalents at end of period	$57,009	$51,610

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